Exhibit 10.31

United Natural Foods
Senior Management Cash
Incentive Plan

Effective for FY2014

I.    Administration of Incentive Plan

The Senior Management Cash Incentive Plan (the “Incentive Plan”) is based on the 2014 fiscal year, August 4, 2013 - August 2, 2014 for United Natural Foods, Inc. (the “Company”). This Inventive Plan shall be administered pursuant to the Company’s 2004 Equity Incentive Plan; it is the intention of the Company that all awards hereunder to Covered Executives shall qualify for the “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Code. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Company’s 2004 Equity Incentive Plan. All incentive payouts will be calculated and paid by the Company on a date selected by the Company in its sole discretion that is not later than the later of i) the 15th day of the third month following the end of the Company’s 2014 fiscal year; or (ii) March 15 of the calendar year following the calendar year in which the bonus is earned; provided that no payment will be made prior to the end of the Company’s 2014 fiscal year. All Incentive Plan payouts are subject to required local, state and federal taxes deductions.

The Incentive Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee may delegate to certain associates the authority to manage the day-to-day administrative operations of the Incentive Plan as it may deem advisable.

The Compensation Committee reserves the right to amend, modify, or terminate the Incentive Plan at any time in its sole discretion.

The Compensation Committee shall have the authority to modify the terms of any award under the Incentive Plan that has been granted, to determine the time when awards under the Incentive Plan will be made, the amount of any payments pursuant to such awards, and the performance period to which they relate, to establish performance objectives in respect of such performance periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Incentive Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Compensation Committee under the Incentive Plan need not be uniform and may be made selectively among participants in the Incentive Plan, whether or not such participants are similarly situated. Any and all changes will be communicated to those executives participating in the Incentive Plan that are affected by the changes.

II.    Incentive Plan Eligibility

The Compensation Committee shall determine the executive officers and other members of the Company’s senior management eligible for participation in the Incentive Plan.

Participants in the Incentive Plan hired or promoted from August 4, 2013 through January 31, 2014 will be eligible for a prorated payout at the end of the fiscal year if he or she achieves the required performance metrics of his or her individual program. Such prorated payout shall be made in accordance with the payment provisions of Section I above. Participants in the Incentive Plan hired or promoted from February 1, 2014 through August 2, 2014 will not be eligible to participate in the Incentive Plan for the 2014 fiscal year. Additionally, if any participant receives a change in base salary during the performance period, the bonus payout earned by the participant, if any, will be prorated accordingly.

All Incentive Plan participants must accept the commitment and responsibility to perform all duties in compliance with the Company’s Standards of Conduct. Any participant who manipulates or attempts to manipulate the Incentive Plan for personal gain at the expense of customers, other associates, or Company objectives will be subject to appropriate disciplinary actions.

Participants must not divulge to any outsider any non-public information regarding this Incentive Plan or any specific performance metrics applicable to the participant.

Participation in the Incentive Plan does not constitute a contract or promise of employment between the Company and any participant in the Incentive Plan. Any promise or representations, oral or written, which are inconsistent with or different from the terms of the Incentive Plan are invalid.

III.    Termination Provisions

Any participant whose employment is terminated for any reason (e.g., voluntary separation or termination due to misconduct) prior to the end of the 2014 fiscal year will not be eligible for distribution of awards under the Incentive Plan. A participant whose employment is terminated for any reason following the end of the 2014 fiscal year but prior to the payout of awards under the Incentive Plan shall remain entitled to receive the award earned by such participant. If a participant becomes disabled during the 2014 fiscal year or is granted a leave of absence during that time, a pro rata share of the participant’s award based on the period of actual participation may, in the Compensation Committee’s sole discretion, be paid to the participant after the end of the performance period if it would have become earned and payable had the participant’s employment status not changed.

IV.    Performance Measures

Participants in the Incentive Plan may receive a cash award upon the attainment of performance goals which may be corporate and/or individual goals. The percentage of any award payable pursuant to the Incentive Plan shall be based on the weights assigned to the applicable performance goal. Each participant’s incentive award is based on a designated percentage of the participant’s base pay and is established by the Compensation Committee.

Each participant in the Incentive Plan will be eligible for a bonus payout conditioned on the achievement of performance measures outlined in an Incentive Plan Grid approved by the Compensation Committee.

The Compensation Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met for participants other than the Chief Executive Officer of the Company, the Compensation Committee shall consider the recommendation of the Chief Executive Officer and may consider such other matters as the Compensation Committee deems appropriate.

V.    Miscellaneous Provisions

Notwithstanding anything to the contrary herein, the Compensation Committee, in its sole discretion, may reduce any amounts otherwise payable to a participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the participant.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any subsidiary, the Compensation Committee in its sole discretion and without liability to any person may make such adjustments, if any, as it deems to be equitable as to any affected terms of outstanding awards.

The Company is the sponsor and legal obligor under the Incentive Plan and shall make all payments hereunder, other than any payments to be made by any of the subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Incentive Plan, and the participant’s rights to the payment hereunder shall be not greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Incentive Plan shall be borne by the Company.

The Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

Each participant agrees that payouts under this Incentive Plan are subject to the Company’s Recoupment Policy for performance-based incentive compensation and also further agrees to return to the Company, if the Company shall so request, all or a portion of any incentive amounts paid to such participant pursuant to this Incentive Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may make payments (including pro rata payments) to participants who do not meet the eligibility requirements of the Incentive Plan, including, but not limited to, the length of service requirements described in Section II above if the Plan Committee determines that such payments are in the best interest of the Company.